UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2021

LEGATO MERGER CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39906	85-1783294
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

777 Third Avenue, 37th Floor

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

(212) 319-7676

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock and one redeemable warrant	LEGOU	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	LEGO	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	LEGOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2021, Legato Merger Corp., a Delaware corporation (“Legato”), 1295908 B.C. Ltd., a British Columbia corporation (“Algoma”) and Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Algoma (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Legato, with Legato surviving the merger (“Merger”). As a result of the Merger, Legato will become a wholly-owned subsidiary of Algoma, with the stockholders of Legato becoming shareholders of Algoma.

Algoma is the parent holding company of Algoma Steel Inc., a Canadian fully integrated steel producer of hot and cold rolled steel products, including sheet and plate, whose product applications are used in the automotive, construction, energy, defense, and manufacturing sectors.

Concurrently with the execution of the Merger Agreement, Algoma and Legato entered into subscription agreements (“Subscription Agreements”) with investors for an aggregate investment in the combined company of $100,000,000 (“PIPE”), contingent upon the consummation of the Merger, as described in more detail below.

The Merger and the other transactions contemplated by the Merger Agreement (“Transactions”) are expected to be consummated in the third quarter of 2021, following receipt of the required approval by Legato’s stockholders and the fulfilment of certain other conditions set forth in the Merger Agreement (the “Closing”) and described herein.

The parties have ascribed a post-Closing enterprise value of $1.7 billion, including contingent consideration, to the combined company. Immediately following the Closing and assuming all contingent consideration is paid, Algoma’s current shareholders will own approximately 74% of Algoma’s outstanding common shares, no par value (“Algoma Common Shares”), Legato’s current shareholders will own approximately 19% of the outstanding Algoma Common Shares, and the investors in the PIPE will own approximately 7% of the outstanding Algoma Common Shares, assuming no holders of shares of common stock of Legato, par value $0.0001 per share (“Legato Common Stock”), which Legato initially issued in its initial public offering, exercise their rights to convert such shares into a pro rata portion of Legato’s trust account.

The following summary of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which is attached as an exhibit hereto and is incorporated herein by reference.

Merger Agreement

Closing Consideration

Pursuant to the Merger Agreement, (i) immediately prior to the effective time of the Merger (“Effective Time”), Algoma will effectuate a stock split (“Stock Split”), such that each outstanding Algoma Common Share will become such number of Algoma Common Shares, each valued at $10.00 per share, as determined by the conversion factor set forth in the Merger Agreement; (ii) immediately prior to the Effective Time, each outstanding long-term incentive plan award that has vested and that is held by a shareholder of Algoma who has executed an exchange agreement and joinder to the Lockup Agreement (defined below) will be exchanged for the right to receive a number of Algoma Common Shares as determined by reference to the conversion factor; (iii) each outstanding share of Legato Common Stock (other than shares of Legato Common Stock held in Legato’s treasury or owned by Algoma or Merger Sub or any other wholly-owned subsidiary of Algoma) will be exchanged for one Algoma Common Share; and (iv) each outstanding warrant of Legato to purchase one share of Legato Common Stock will become a warrant to purchase one Algoma Common Share (“Algoma Warrants”).

Earnout

Pursuant to the Merger Agreement, the holders of Algoma Common Shares prior to the Merger (including the holders of Algoma Common Shares issued upon exchange of long-term incentive plan awards pursuant to the Merger Agreement) (collectively, the “Algoma Shareholders”) will have the contingent right to receive their pro rata portion of additional earnout consideration if certain earnout targets based on Adjusted EBITDA and the trading price of the Algoma Common Shares are met, as described in more detail below. The Merger Agreement defines “Adjusted EBITDA” as consolidated net income (loss) of Algoma Steel Inc. for the twelve-month period ending December 31, 2021 before amortization of property, plant, equipment and amortization of assets, finance costs, interest on pension and other post-employment benefit obligations, income taxes, reorganization costs, finance income, inventory write-downs, carbon tax, certain exceptional items, tariff expense, non-cash adjustments and write-downs, loss (gain) on commodity hedging, loss (gain) on foreign exchange and loss (gain) associated with the Algoma Warrants.

The Algoma Shareholders may earn the following aggregate number of Algoma Common Shares upon the satisfaction of the following earnout targets (each, an “Earnout Event”):

(i) 15,000,000 Algoma Common Shares if Adjusted EBITDA (as calculated by Algoma’s management and accepted by its board of directors, including a majority of disinterested directors), is equal to or greater than $674,000,000 (the “First Earnout Event”). Additionally, Algoma Shareholders will have the opportunity to earn up to an additional 22,500,000 Algoma Common Shares in connection with the First Earnout Event if Adjusted EBITDA exceeds $674,000,000, as follows: (x) a percentage (not to exceed 100.0%) of 7,500,000 additional Algoma Common Shares based on the linear interpolation between Adjusted EBITDA of $674,000,000 and $750,000,000 (the “Second EBITDA Issuance”); (y) a percentage (not to exceed 100.0%) of 7,500,000 additional Algoma Common Shares based on the linear interpolation between Adjusted EBITDA of $750,000,000 and $825,000,000 (the “Third EBITDA Issuance”); and (z) a percentage (not to exceed 100.0%) of 7,500,000 additional Algoma Common Shares based on the linear interpolation between Adjusted EBITDA of $825,000,000 and $900,000,000 (the “Fourth EBITDA Issuance”).

(ii) 7,500,000 Algoma Common Shares, less the number of shares issued in connection with the Second EBITDA Issuance, if the volume weighted average price (“VWAP”) of Algoma Common Shares on The Nasdaq Capital Market (“Nasdaq”) or other primary stock exchange exceeds $12.00 per share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five-year anniversary of the Closing (the “Second Earnout Event”).

(iii) 7,500,000 Algoma Common Shares, less the number of shares issued in connection with the Third EBITDA Issuance, if the VWAP exceeds $15.00 per share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five-year anniversary of the Closing (the “Third Earnout Event”).

(iv) 7,500,000 Algoma Common Shares, less the number of shares issued in connection with the Fourth EBITDA Issuance, if the VWAP exceeds $18.00 per share (as adjusted appropriately in light of any stock dividend, share capitalization, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related thereto) for 20 consecutive trading dates at any time between the Closing and the five-year anniversary of the Closing (the “Fourth Earnout Event”).

Algoma Common Shares will be issuable in connection with each Earnout Event; provided, however, the maximum number of Algoma Common Shares issuable in connection with (i) the Second EBITDA Issuance and the Second Earnout Event, together, shall be 7,500,000, (ii) the Third EBITDA Issuance and the Third Earnout Event, together, shall be 7,500,000, and (iii) the Fourth EBITDA Issuance and the Fourth Earnout Event, together, shall be 7,500,000.

Governance

Algoma has agreed to use reasonable best efforts to increase the size of Algoma’s board of directors to ten members, of which three will be appointed by Legato (who will initially be Eric Rosenfeld, David Sgro, and Brian Pratt, each an officer and/or director of Legato (the “SPAC Nominees”)), six will be appointed by Algoma, and Legato and Algoma will use reasonable efforts to mutually appoint the final director.

Representations and Warranties

The Merger Agreement contains representations and warranties of Algoma and its subsidiaries relating to, among other things, organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Algoma of the Merger Agreement; governmental actions and filings; compliance with laws; possession of requisite approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; collective bargaining agreements; benefit plans; labor relations; real property; tax matters; environmental matters; intellectual property; privacy and data security; material contracts; insurance; major customers and major suppliers; transactions with affiliates; compliance with international trade and anti-corruption laws; and brokers’ fees.

The Merger Agreement contains representations and warranties of Legato relating to, among other things, organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Legato of the Merger Agreement; governmental actions and filings; compliance with laws; reports filed with the Securities and Exchange Commission (“SEC”), financial statements, and compliance with the Sarbanes-Oxley Act; absence of certain changes; litigation; business activities of Legato; material contracts; Nasdaq listing; absence of undisclosed liabilities; Legato’s trust account; tax matters; employees and benefit plans; board approval and shareholder approval; transactions with affiliates; application of the Investment Company Act of 1940 and the Jumpstart Our Business Startups Act of 2012; brokers’ fees; the opinion of Legato’s financial advisor; anti-takeover laws; and the PIPE.

The representations and warranties of the parties will not survive the Closing.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to business operations prior to consummation of the Transactions and efforts to satisfy conditions to the consummation of the Transactions. Each party agreed to abide by exclusivity provisions set forth in the Merger Agreement. The Merger Agreement also contains additional covenants of the parties, including, among others: covenants providing for Legato and Algoma to cooperate in the preparation and filing of a Registration Statement on Form F-4 (the “Registration Statement”), and the proxy statement for the solicitation of approval of the adoption of the Merger agreement and the approval of the Transactions, among other proposals to be considered by Legato’s stockholders (the “SPAC Stockholder Approval”) and the prospectus for the offer and sale of Algoma Common Shares in the Transactions included therein; for Algoma and Legato to cooperate in the preparation and filing with the Ontario Securities Commission (“OSC”) a preliminary non-offering prospectus in respect of Algoma (the “Canadian Prospectus”); for Algoma to adopt an incentive equity plan to be effective following the Closing, with the number of Algoma Common Shares to be allocated under the incentive equity plan equal to 5% of the total number of Algoma Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into Algoma Common Shares); for Legato to use reasonable best efforts to ensure Legato remains listed as a public company on, and for the Legato Common Stock and warrants to continue to be listed on, Nasdaq until the Closing, and for Algoma to use reasonable best efforts to cause the Algoma Common Shares and Algoma Warrants to be listed on Nasdaq and the Toronto Stock Exchange (“TSX”) following the Closing; for the parties to purchase directors’ and officers’ liability insurance policies; for Legato and Algoma to make appropriate adjustments, amend or terminate certain existing agreements with each of their securityholders; and for the Algoma Shareholders, SPAC Nominees and SPAC Founders (defined below), to be granted customary registration and nomination rights.

Conditions to Closing

Mutual Conditions

The consummation of the Transactions is conditioned upon the following, among other things:

●	approval of the Transactions by Legato’s stockholders;

●	Legato shall have at least $5,000,001 of net tangible assets (after giving effect to redemptions by Legato’s public stockholders) immediately prior to or upon the Closing;

●	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

●	the Algoma Common Shares and Algoma Warrants shall be approved or conditionally approved for listing upon the Closing by Nasdaq and TSX, as applicable, subject to official notice of issuance or the satisfaction of the conditions of approval;

●	the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”), no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

●	the OSC shall have cleared the final Canadian Prospectus for filing;

●	the Stock Split shall have been completed; and

●	the PIPE shall be consummated substantially concurrently with the Closing.

Other Conditions to Algoma’s and Merger Sub’s Obligations

The obligations of Algoma and Merger Sub to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Legato (subject to certain bring-down standards);

●	performance in all material respects of the covenants of Legato required by the Merger Agreement to be performed on or prior to the Closing;

●	no material adverse effect with respect to Legato shall have occurred between the date of the Merger Agreement and the Closing;

●	Legato having delivered a customary officer’s certificate; and

●	the funds contained in Legato’s trust account (after giving effect to redemptions by Legato’s public stockholders and the payment of Legato’s transaction costs), together with the proceeds of the PIPE and the cash on Legato’s balance sheet, shall equal or exceed $200 million (the “Minimum Cash Condition”).

Other Conditions to Legato’s Obligations

The obligations of Legato to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Algoma (subject to certain bring-down standards);

●	performance in all material respects of the covenants of Algoma required by the Merger Agreement to be performed on or prior to the Closing;

●	no material adverse effect with respect to Algoma shall have occurred between the date of the Merger Agreement and the Closing; and

●	Algoma having delivered a customary officer’s certificate.

Waivers

Either Legato or Algoma may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Legato’s amended and restated certificate of incorporation, Legato cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Transactions, after taking into account any redemptions of Legato shares held by public stockholders.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows:

●	by mutual written consent of Legato and Algoma;

●	by either Legato or Algoma if the Transactions are not consummated on or before December 31, 2021;

●	by either Legato or Algoma if a governmental entity shall have issued a final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Transactions;

●	by either Legato or Algoma if the other party has breached any of its covenants or representations and warranties such that the party’s closing conditions would not be satisfied at the Closing (subject to a thirty-day cure period);

●	by either Legato or Algoma if the SPAC Stockholder Approval is not obtained;

●	by Algoma if Legato’s board of directors or any committee thereof changes its recommendation to Legato’s stockholders prior to the receipt of the SPAC Stockholder Approval; or

●	by Algoma if the Minimum Cash Condition is not satisfied within ten days following the meeting called for the purpose of obtaining the SPAC Stockholder Approval (including any permitted adjournments) or at any time thereafter.

Other Agreements Entered into in Connection with the Merger Agreement

Lockup Agreement

Concurrently with the execution of the Merger Agreement, Algoma’s sole shareholder, the SPAC Nominees and the other initial stockholders of Legato (the “SPAC Founders”) have entered into a lockup agreement with Algoma (the “Lockup Agreement”). Additionally, the Merger Agreement provides that each person who will receive Algoma Common Shares issued upon exchange of long-term incentive plan awards pursuant to the Merger Agreement will sign a joinder to the Lockup Agreement.

Pursuant to the Lockup Agreement, the Algoma Common Shares to be issued to Algoma Shareholders immediately prior to the Effective Time will be subject to transfer restrictions until the earlier of (a) the six-month anniversary of the Closing and (b) the date on which the closing share price of the Algoma Common Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the Closing. The SPAC Nominees and SPAC Founders will be subject to the same lock-up as the Algoma Shareholders, except that the release date will be the twelve-month anniversary of the Closing, rather than the six-month anniversary. Further, such lockup will apply to all of the Algoma Common Shares and Algoma Warrants held by the SPAC Nominees and to only the Algoma Common Shares to be issued to the SPAC Founders in exchange for shares of Legato Common Stock that were issued to them prior to Legato’s initial public offering.

Support Agreements

Concurrently with the execution of the Merger Agreement, Algoma, SPAC Nominees and SPAC Founders entered into an agreement (“Support Agreement”) pursuant to which they agreed to vote or cause to be voted all shares of Legato Common Stock beneficially held by them (i) in favor of approval of the adoption of the Merger agreement, the approval of the Transactions, and each other proposal presented by Legato for approval by Legato’s stockholders, and (ii) against (x) any proposal or offer from any other person (other than Algoma and its affiliates) with respect to certain competing transactions and (y) any action, proposal, transaction, or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Legato’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of Legato (including any amendments to Legato’s certificate of incorporation or bylaws other than in connection with the Transactions). Pursuant to the Support Agreement, SPAC Nominees and SPAC Founders also agreed to waive any appraisal and dissenters rights under applicable law and not to exercise any right to redeem shares of Legato Common Stock for a pro rata portion of Legato’s trust account.

Subscription Agreements

Legato engaged EarlyBirdCapital Inc., Maison Placements Canada Inc., and Roth Capital Partners, LLC and Algoma engaged Jefferies Group LLC as placement agents in the PIPE.

Concurrently with the execution of the Merger Agreement, Algoma and Legato entered into Subscription Agreements with certain investors (the “Investors”), pursuant to which Algoma will, substantially concurrently with, and contingent upon, the consummation of the Merger, issue an aggregate of 10,000,000 Algoma Common Shares (“PIPE Shares”) to the Investors at a price of $10.00 per share, for aggregate gross proceeds to Algoma of $100,000,000.

The closing of the PIPE is conditioned upon, among other things, (i) the substantially concurrent consummation of the Merger, (ii) the accuracy of all representations and warranties of Algoma, Legato and the Investors in the Subscription Agreements, subject to certain bringdown standards, and (iii) the Merger Agreement shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially and adversely affect the economic benefits that an Investor would reasonably expect to receive under the Subscription Agreement without having received the Investor’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

Algoma has agreed that, as soon as reasonably practicable, but in no event later than 30 calendar days following the Closing, it shall file a registration statement with the SEC covering the resale by the Investors of Algoma Common Shares issued to them and use its commercially reasonable efforts to have such registration statement declared effective as promptly as practicable thereafter, but in no event later than the earlier of 90 calendar days after the Closing in the event the SEC notifies Algoma that it will review the registration statement or 10 business days after Algoma is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review.

The PIPE Shares were offered and will be sold to Investors outside the United States in reliance on the exemption from registration provided by Regulation S promulgated under the Securities Act, based on the fact that the sale will have been made to eligible investors outside of the United States. The PIPE Shares were offered and will be sold to Investors in the United States in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act based on the fact that the sale will have been made without any general solicitation or advertising and based on representations from each Investor that (a) it was a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (b) it was purchasing the shares for its own account investment, and not with a view to distribution, (c) it had been given full and complete access to information regarding Legato, Algoma, and the Transactions, and (d) it understood that the offer and sale of the PIPE Shares was not registered and the shares may not be publicly sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

The foregoing description of the Support Agreement, Lock-up Agreement, and Subscription Agreements is qualified in its entirety by reference to the full text of the form of Lock-up Agreement, form of Support Agreement, and form of Subscription Agreement attached as exhibits hereto and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 relating to the Subscription Agreements is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Press Release

Attached as Exhibit 99.1 to this Report is the press release jointly issued by the parties announcing the Transactions on May 24, 2021.

Investor Meetings

Attached as Exhibit 99.2 to this Report is the form of investor presentation to be used by Legato and Algoma in presentations to certain of their securityholders and other persons regarding the proposed Transactions.

The information set forth in this Item 7.01, including the exhibits attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Cautionary Note Regarding Forward Looking Statements

Neither Legato, Algoma nor any of their respective affiliates makes any representation or warranty as to the accuracy or completeness of the information contained in this Current Report on Form 8-K. This Current Report on Form 8-K is not intended to be all-inclusive or to contain all the information that a person may desire in considering the proposed Transactions discussed herein. It is not intended to form the basis of any investment decision or any other decision in respect of the proposed Transactions.

This Current Report on Form 8-K and the exhibits filed or furnished herewith include “forward-looking statements” within the meaning of the federal securities laws with respect to the proposed transactions between Legato and Algoma, including statements regarding the benefits of the transaction, the anticipated timing of the Transactions, the business of Algoma and the markets in which it operates. Legato’s and Algoma’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words “aspire,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “will be,” “will continue,” “will likely result,” “could,” “should,” “believe(s),” “predicts,” “potential,” “continue,” “future,” “opportunity,” “strategy,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Legato’s and Algoma’s expectations with respect to future performance and anticipated financial impacts of the proposed Transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Legato’s and Algoma’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the benefits of the Merger may not be realized; the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the price of Legato’s securities; the failure to satisfy the conditions to the consummation of the Merger, including the failure of Legato’s stockholders to approve and adopt the Merger Agreement or the failure of Legato to satisfy the Minimum Cash Condition following redemptions by its stockholders; the inability to complete the PIPE; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be initiated following announcement of the Merger; the combined company’s continued listing on Nasdaq and application to list on the TSX after closing of the proposed business combination; the risk that the proposed transaction disrupts current plans and operations of Algoma as a result of the announcement and consummation of the Merger; costs related to the Merger; changes in applicable laws or regulations; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; the impact of COVID-19 or other adverse public health developments; and other risks and uncertainties that will be detailed in the Proxy Statement/Prospectus (as defined below) and as indicated from time to time in Legato’s filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Legato and Algoma caution that the foregoing list of factors is not exclusive. Legato and Algoma caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Legato nor Algoma undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and does not constitute an offer to sell, buy, or exchange or the solicitation of an offer to sell, buy, or exchange any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, purchase, or exchange of securities or solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

In connection with the proposed transaction between Algoma and Legato, Algoma will file with the SEC a registration statement on Form F-4 which will include Algoma’s prospectus as well as Legato’s proxy statement (the “Proxy Statement/Prospectus”). Legato plans to mail the definitive Proxy Statement/Prospectus to its stockholders in connection with the transaction. INVESTORS AND SECURITYHOLDERS OF LEGATO ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALGOMA, LEGATO, THE TRANSACTION AND RELATED MATTERS. Investors and securityholders will be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Algoma and Legato through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of the documents filed with the SEC on Legato’s website at https://legatomerger.com or by directing a written request to Legato at 777 Third Avenue, 37th Floor, New York, NY 10017 or by contacting Algoma at 705.206.1022 or brenda.stenta@algoma.com.

Participants in the Solicitation

Legato, Algoma and certain of their respective directors, executive officers, and employees may be considered to be participants in the solicitation of proxies in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Legato in connection with the transaction, including a description of their respective direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus described above when it is filed with the SEC. Additional information regarding Legato’s directors and executive officers can also be found in Legato’s final prospectus dated January 19, 2021 and filed with the SEC on January 21, 2021. These documents are available free of charge as described above.

Non-GAAP/IFRS Financial Information

Some of Algoma’s financial information and data contained herein and in the exhibits hereto does not conform to SEC Regulation S-X in that it includes certain financial information not derived in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Accordingly, such information and data will be adjusted and presented differently in the registration statement filed with the SEC. Legato and Algoma believe that the presentation of non-GAAP/IFRS measures provides information that is useful to investors as it indicates more clearly the ability of Algoma to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due and facilitates comparison of the results of its business operations between its current, past, and projected future periods.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
2.1*	Agreement and Plan of Merger, dated as of May 24, 2021, by and among 1295908 B.C. Ltd., Algoma Merger Sub, Inc., and Legato Merger Corp.
10.1	Form of Subscription Agreement, dated as of May 24, 2021.
10.2	Form of Support Agreement, dated as of May 24, 2021.
10.3	Form of Lockup Agreement, dated as of May 24, 2021.
99.1	Joint Press release, dated May 24, 2021.
99.2	Investor Presentation.

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2021	LEGATO MERGER CORP.

	By:	/s/ David Sgro
David Sgro
Chief Executive Officer